ASSIGNMENT AGREEMENT

This Assignment agreement(The "Assignment") is made on October 31,2013, by and among Blue Citi LLC. as Assignee ("the Assignee"), JDF Capital Inc. the Assignor ("the Assignor") and Lithium Exploration Group ("the Maker")

WHERAS, the Maker has executed a Promissory Note originally dated March 1 ,2013 to JDF Capital Inc. in the amount of $672,000, and which has a balance of $672,000 left as of November 1, 2013. After this assignment JDF shall have a $522,000 balance on note.

WHEREAS . JDF Capital Inc. wishes to transfer and assign $150,000 of its right and interest in the note to Blue Citi LLC , for good and valuable consideration, receipt of which is hereby acknowledged by JDF Capital Inc

NOW ,THEREFORE in consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. For value received, Assignor assigns and transfers all rights to $150,000 note described above.
2. The assignment shall be construed and interpreted in accordance with the laws of the State of New York without giving effect to the conflict of laws thereof or the actual domiciled of the parties.
3. The Assignment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single assignment.

Lithium Exploration Inc	Blue Citi LLC.	JDF Capital Inc
Alex Walsh	Robert Malin	John Fierro